Exhibit 10.35
AMENDMENT OF
ANGELICA CORPORATION
EMPLOYMENT AGREEMENT

Edward M. Davis

This Amendment of the Angelica Corporation Employment Agreement with Edward M. Davis (the “Agreement”) has been entered into this 17th day of December, 2007, by and between Angelica Corporation, a Missouri corporation (the “Company”), and Edward M. Davis, an individual (the “Employee”).

WHEREAS, the Company and the Employee previously entered into that certain agreement dated as of July 1, 2006, regarding the employment relationship between the Company and the Employee (the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Original Agreement as of the date hereof to conform to the provisions of the regulations under Section 409A of the Internal Revenue Code;

NOW THEREFORE, in consideration of the mutual promises herein contained, the Company and the Employee hereby amend the Original Agreement as follows:

1.           Section 1.1(i) is amended to read in its entirety as follows:

1.1(i) “Date of Termination” has the meaning set forth in Section 3.8 of this Agreement.  In all cases, a “Date of Termination” shall only occur upon separation from service from the Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, separation from the 50% controlled group that includes the Company).

2.           Section 2.4(f) is amended to add the following sentence to the end of said Section:

Expense reimbursements described in this Section 2.4(f) will be made no later than the end of the calendar year following the calendar year in which the expenses are incurred.

3.           Section 3.4 is amended to read in its entirety as follows:

3.4 Good Reason.  The Employee may terminate his employment with the Company during the Employment Period for “Good Reason,” which shall mean the occurrence of one or more of the following without the consent of the Employee, provided such termination occurs after the required notice and cure period provided below:

3.4(a) a material reduction in the Employee’s Annual Base Salary;

3.4(b) a material reduction in the Employee’s authority, duties or responsibilities;

3.4(c) a material reduction in the budget over which the Employee retains authority;

3.4(d) a material change in the geographic location at which the Employee must perform the services under this Agreement;

3.4(e) any other action or inaction that constitutes a material breach by the Company of this Agreement.

Any termination of the Employee’s employment based upon a good faith determination of “Good Reason” made by the Employee shall be subject to delivery of a notice of the Good Reason by the Employee to the Company in the manner prescribed in Section 3.7 within ninety (90) days of the first occurrence of an event that would constitute Good Reason and subject further to the ability of the Company to remedy the condition within thirty (30) days of receipt of such notice.

4.           Sections 4.1(a) is amended to read in its entirety as follows:

4.1(a) Accrued Obligations. Within thirty (30) days after the Date of Termination, the Company shall pay to the Employee the sum of (i) the Employee’s Annual Base Salary through the Date of Termination, and (ii) any accrued vacation pay; in each case to the extent not previously paid (the “Accrued Obligations”).  In addition, Employee shall be entitled to the benefits, if any, under any benefit plan, program or arrangement in which the Employee is a participant, in the time and manner provided under the applicable plan, program or arrangement.

5.           Section 4.1(b) is amended to read in its entirety as follows:

4.1(b)  Annual Base Salary Continuation.  For a period of twelve (12) months beginning in the month immediately subsequent to the month in which the Date of Termination occurs, the Company shall pay to Employee, on a bi-weekly basis consistent with its then-existing payroll practices, an amount equal to one/twenty-sixth (1/26th) of the Employee’s then-current Annual Base Salary; provided, however, that during months seven (7) through twelve (12) of such period, the amount of such payments shall be reduced by the amounts, if any, earned by the Employee during such months as a result of self-employment and/or employment with another employer.  As a condition of payment during months seven (7) through twelve (12), the Employee agrees to provide the Company with verification, reasonably acceptable to Company, substantiating the amounts of any such earnings or the Employee’s lack of other employment as the case may be.

6.           Section 4.2 is amended to read in its entirety as follows:

4.2 Benefits Upon Termination without Cause or for Good Reason in Connection with a Change in Control.  If (a) a Change in Control (as defined in Section 1.1(f)) occurs during the Employment Period and within two (2) years after the Change in Control Date (as defined in Section 1.1(g)) (i) the Company shall terminate the Employee’s employment without Cause, or (ii) the Employee shall terminate employment with the Company for Good Reason, or, alternatively, (b) if one of the above-described terminations of employment occurs within the six-month period prior to the earlier of (i) a change of control that qualified under Code Section 409A (a “409A Change in Control”) or (ii) the execution of a definitive agreement or contract that eventually results in a 409A Change in Control, then the Employee shall become entitled upon the date of the 409A Change in Control to receive the payment of the benefits as provided below as of either (y) the Date of Termination, in the case where the sequence of the requisite events is as set forth in subsection (a) above or (z) the date of the 409A Change in Control, in the case where the sequence of the requisite events occurred as set forth in subsection (b) above (the relevant date for purposes of entitlement to the benefits as set forth in this Section 4.2 is hereinafter referred to as the “Entitlement Date”).

For purposes of this Agreement, a “409A Change in Control” shall mean:  (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; (iv) one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  This definition of 409A Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Code Section 409A.

7.           Section 4.7 is amended to read in its entirety as follows:

4.7 Full Settlement. The parties agree that the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder are intended to be in full settlement of all claims that the Employee may have against the Company with respect to the termination of the Employee’s employment with the Company and the Employee shall be required to execute and deliver an agreement to this effect prior to receipt of any payments under this Agreement.  If such agreement is not signed and delivered to the Company within sixty (60) days of Employee’s Date of Termination, the Company’s obligation to make the payments provided for in this Agreement shall terminate.  The payments to be made by the Company or any other obligation that the Company is required to perform pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.  To the extent the Employee prevails in any contest with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee regarding the amount of any payment pursuant to this Agreement), the Company agrees to pay promptly, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any such contest, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).  Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Employee incurred such expense.

8.           Section 4.8 is amended to read in its entirety as follows:

4.8 Resolution of Disputes.  If there shall be any dispute between the Company and the Employee (i) as to whether any termination of the Employee’s employment was for Cause, or (ii) as to whether any termination of the Employee’s employment for Good Reason was made in good faith, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Employee of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Employee and/or the Employee’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 or 4.2 as though such termination was without Cause or for Good Reason, as the case may be; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 4.8 except upon receipt, within sixty (60) days of the date such dispute arises, of an undertaking by or on behalf of the Employee to repay all such amounts to which the Employee is ultimately adjudged by such court not to be entitled.

9.           A new Section 4.9 is added to the Agreement as follows:

4.9 Specified Employee Six Month Deferral.  Notwithstanding anything to the contrary in this Section 4, if the Employee is a “Specified Employee” on the Date of Termination, the Employee may not receive a payment of “nonqualified deferred compensation” for which the “payment event” is “separation from service,” as defined in Code Section 409A and the regulations thereunder, until at least six (6) months after a Date of Termination.  Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $140,000 per year, as indexed for inflation, who are among the fifty (50) highest paid employees).

IN WITNESS WHEREOF, the Employee and, the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

“Employee”

/s/ Edward M. Davis
EDWARD M. DAVIS

“Company”

ANGELICA CORPORATION

By /s/ Stephen M. O’Hara
Name: Stephen M. O’Hara
Title:   CEO

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